Exhibit 8.1

[LETTERHEAD OF VENABLE LLP]

May 29, 2012

Monmouth Real Estate Investment Corporation

3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

Ladies and Gentlemen:

We have acted as your tax counsel in connection with the issuance of up to 2,300,000 shares (the “Shares”) of Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share, of Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company”) (including up to 300,000 Shares to cover over-allotments), pursuant to the Registration Statement on Form S-11 (File No. 333-181172) and any amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering this opinion, we have examined and relied on the following documents, among other items:

1.	The Charter of the Company;

2.	Bylaws of the Company;

3.	A letter of certain factual representations of the Company dated May 21, 2012 (the “Certificate of Representations”); and

4.	The Registration Statement and the Prospectus included therein (the “Prospectus”), filed with the Commission under the Securities Act.

In our examination of the foregoing documents, we have assumed that (i) all factual representations and statements in such documents are true and correct, (ii) each party who has executed or adopted, or will execute or adopt, the documents had, or will have, the proper authority and capacity, (iii) any documents that have been provided to us in draft form will be executed, adopted and/or filed without material modification, and (iv) the Company will operate in accordance with the method of operation described in its organizational documents, the Registration Statement and the Certificate of Representations.

Monmouth Real Estate Investment Corporation

May 29, 2012

For purposes of this opinion, we have also assumed that the Company was properly qualified as a “real estate investment trust” (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for the taxable year ending September 30, 1968 through the taxable year ending September 30, 2007. Furthermore, as to matters of fact, we have assumed (i) the accuracy of the factual representations contained in the Certificate of Representations and that each representation contained in the Certificate of Representations to the best of the Company’s knowledge is accurate and complete without regard to such qualification as to the best of the Company’s knowledge, (ii) that the Certificate of Representations has been executed by an appropriate and authorized officer of the Company, and (iii) the genuineness of the signature on the Certificate of Representations.

Based on the foregoing and in reliance thereon, and subject thereto and on an analysis of the Code, Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby state our opinion that (1) for its taxable year ending September 30, 2008 through its taxable year ending September 30, 2011, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation through the date of this opinion has enabled, and its proposed method of operation will continue to enable, it to meet the requirements for qualification and taxation as a REIT for its taxable year ending September 30, 2012 and subsequent taxable years, and (2) the discussions set forth in the Registration Statement and the Prospectus under the heading “Material United States Federal Income Tax Considerations” constitute, in all material respects, a fair and accurate summary under current law of the material United States Federal income tax consequences of the ownership and disposition of the securities being registered on the Registration Statement, subject to the qualifications set forth therein. This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

The Company’s qualification as a REIT will depend upon the continuing satisfaction by the Company of the requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. We do not undertake to monitor whether the Company actually will satisfy the various REIT qualification tests. We express no opinion as to the laws of any jurisdiction other than the Federal income tax laws of the United States of America to the extent specifically referred to herein.

This opinion is furnished in connection with the transaction described herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein, or of any subsequent changes in applicable law.

Monmouth Real Estate Investment Corporation

May 29, 2012

Very truly yours,

/s/ Venable LLP